Exhibit 99.1

NEWS RELEASE

Visteon Announces First Quarter 2005 Results

Highlights

•	First quarter revenue of $5.0 billion

•	Record non-Ford revenue $1.7 billion, up 30 percent

•	Non-Ford customers account for 35 percent of total revenue

•	Positive cash flow

•	Financial Agreement with Ford

•	Discussions with Ford continue

VAN BUREN TOWNSHIP, Mich., April 27, 2005 — Visteon Corporation (NYSE:VC) today announced first quarter results for 2005 reporting revenue of $5.0 billion, essentially flat year-over-year. Non-Ford sales reached $1.7 billion, an increase of 30 percent over first quarter 2004. Non-Ford revenue for the quarter represented 35 percent of total revenue, an 8 percentage point increase from the same period in 2004.

Ford revenue for the quarter was $3.3 billion, down $383 million versus a year ago. The decrease was attributable to a 10 percent reduction in North American production, and price reductions, partially offset by favorable currency. The nearly $400 million increase in non-Ford revenue was attributable to new business and favorable currency, partially offset by price reductions.

For the first quarter 2005, Visteon reported a net loss of $188 million, or $1.49 per share, compared to net income of $20 million, or $0.16 per share, for the same period in 2004. Results for 2005 were adversely impacted by lower sales to Ford; higher steel, aluminum, copper and resin costs; price reductions; and increased post retirement benefit costs. These adverse factors were partially offset by non-Ford sales growth, cost efficiencies, and lower labor costs.

For the first quarter 2005, cash flow from operations was $178 million, a $75 million increase from the same period in 2004. Cash payments related to capital expenditures were $127 million for the quarter, a $69 million decrease from the first quarter 2004, primarily reflecting focused spending on growth product areas, and reduced spending on facilities consolidation and information technology. This was partially offset by spending in China and Mexico for previously announced new facilities to support Visteon’s growing climate business.

“Focusing our resources on our growth products of interiors, climate and electronics is strengthening our innovation portfolio and allowing us to bring new technologies to the market faster,” said Mike Johnston, president and chief executive officer. “Our new business wins remain solid and we are continuing to strengthen our competitive advantage in our growth products.”

As of March 31, 2005, Visteon had $809 million of cash, a $57 million increase over the 2004 year-end balance. Total debt for the company as of March 31, 2005 was $2.0 billion, essentially unchanged from year-end 2004. As of March 31, 2005, Visteon was in compliance with the financial covenants in its

Contact(s):	Media Inquiries Kimberly A. Welch 734-710-5593 kwelch5@visteon.com	Analyst Inquiries Derek Fiebig 734-710-5800 dfiebig@visteon.com	Visteon Corporation One Village Center Drive Van Buren Twp., Mich., 48111

existing credit facilities. However, due to current market conditions and the need to complete our strategic and structural discussions with Ford, there can be no assurance that Visteon will remain in compliance with such financial covenants in the future. The company is actively exploring its financing alternatives absent a conclusion to the Ford negotiations. Given current market conditions, the company’s financial performance and its credit ratings, any alternative would likely require significantly more restrictive covenants and collateralization.

Ford Financial Agreement and Ongoing Discussions

On March 10, Visteon entered into financial agreements with Ford to support the operations that directly serve the automaker. Under the financial agreements, Ford agreed to reduced wage reimbursements from Visteon for hourly Ford-UAW workers assigned to Visteon facilities, accelerated payment terms to Visteon and to fund capital expenditures at certain Visteon plants in North America. Visteon agreed to, among other things, continue the uninterrupted supply of certain components to Ford and to comply with other contractual agreements with Ford and the UAW. The agreements may be terminated by either party on or after January 1, 2006.

Visteon has been exploring strategic and structural changes to its business in the United States that would involve Ford and Visteon’s legacy businesses. Visteon is seeking a comprehensive restructuring of its agreements with Ford that could address a number of items. The discussions with Ford have been constructive and are ongoing. The goal remains to ensure the long-term competitiveness of Visteon and a continued supply of components to Ford.

“The complexity of the discussions is reflected in the time we are taking to ensure we develop a comprehensive solution that is mutually agreeable,” said Johnston. “Our work continues on an identified concept that would achieve the goal from which we started these discussions.”

Because of the uncertainty surrounding future market and economic conditions, combined with Visteon’s ongoing discussions with Ford, Visteon is not providing specific guidance at this time.

Quarterly Conference Call Scheduled at 10 a.m. EDT Today

A conference call will be hosted today, Wednesday, April 27, at 10 a.m. EDT to discuss Visteon’s first quarter financial results in further detail, as well as other related matters. To participate in the call, callers in the U.S. should dial 888-452-7086 and callers outside of the U.S. should dial 706-643-3752. Please call approximately 10 minutes before the start of the conference. For a replay of the conference, those in the U.S. should dial 800-642-1687; outside the U.S., callers should dial 706-645-9291. The pass code to access the replay is 5447984 (domestic and international). The replay will be available for one week.

Visteon will provide a broadcast of the quarterly meeting for the general public via a live audio web cast. The conference call, along with the financial results release, presentation material and other supplemental information, can be accessed through Visteon’s web site at http://www.visteon.com/earnings.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has about 70,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 25 countries.

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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s North American vehicle production volumes; the successful completion of our discussions with Ford and, if successful, implementing structural changes that result from those discussions to achieve a competitive and sustained business; our ability to satisfy our future capital and liquidity requirements; our successful execution of internal performance plans and other cost-reduction and productivity efforts; charges resulting from restructurings, employee reductions, acquisitions or dispositions; our ability to offset or recover significant material surcharges; the effect of pension and other post-employment benefit obligations; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the year-ended December 31, 2004). We assume no obligation to update these forward-looking statements.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

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VISTEON CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA
(unaudited)
(in millions, except per share amounts)

	First Quarter
			2005
			over/(under)
	2005	2004	2004
Sales
Ford and affiliates	$3,254	$3,637	$(383)
Other customers	1,733	1,335	398

Total sales	$4,987	$4,972	$15

Depreciation and amortization
Depreciation	$150	$140	$10
Amortization	26	26	—

Total depreciation and amortization	$176	$166	$10

Selling, administrative and other expenses	$250	$265	$(15)

(Loss) income before income taxes and minority interests	$(160)	$43	$(203)

Net (loss) income	$(188)	$20	$(208)

Net (loss) income per share
Basic and Diluted	$(1.49)	$0.16	$(1.65)

Average shares outstanding
Basic	125.6	125.3	0.3
Diluted	125.6	128.5	(2.9)

Special charges (1)
Included in costs of sales	$(7)	$(14)	$7

Total pre-tax special charges	$(7)	$(14)	$7

Special charges above, after-tax	$(7)	$(10)	$3

Special charges per share, based on average diluted shares outstanding above	$(0.06)	$(0.08)	$0.02

Capital expenditures (2)	$136	$196	$(60)

Cash provided by operating activities	$178	$103	$75

Cash and borrowing (compared to year-end 2004)
Cash	$809		$57
Borrowing	2,035		14

1 –	Special charges relate to restructuring and other actions discussed further in Note 4.

2 –	First Quarter 2005 amount includes $9 million related to capital leases.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME
For the Periods Ended March 31, 2005 and 2004
(in millions, except per share amounts)

	First Quarter
	2005	2004
	(unaudited)
Sales
Ford and affiliates	$3,254	$3,637
Other customers	1,733	1,335

Total sales	4,987	4,972
Costs and expenses (Notes 2 and 4)
Costs of sales	4,874	4,656
Selling, administrative and other expenses	250	265

Total costs and expenses	5,124	4,921
Operating (loss) income	(137)	51
Interest income	5	4
Interest expense	34	23

Net interest expense	(29)	(19)
Equity in net income of affiliated companies (Note 2)	6	11

(Loss) income before income taxes and minority interests	(160)	43
Provision for income taxes	20	14

(Loss) income before minority interests	(180)	29
Minority interests in net income of subsidiaries	8	9

Net (loss) income	$(188)	$20

(Loss) income per share (Note 8)
Basic and diluted	$(1.49)	$0.16

Cash dividends per share	$—	$0.06

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(in millions)

	March 31,	December 31,
	2005	2004
	(unaudited)
Assets
Cash and cash equivalents	$809	$752
Accounts receivable – Ford and affiliates	1,323	1,255
Accounts receivable – other customers (Note 6)	1,201	1,285

Total receivables, net (Note 2)	2,524	2,540
Inventories (Note 11)	939	889
Deferred income taxes	51	51
Prepaid expenses and other current assets	227	212

Total current assets	4,550	4,444
Equity in net assets of affiliated companies	232	227
Net property	5,173	5,303
Deferred income taxes	132	132
Other assets	195	203

Total assets	$10,282	$10,309

Liabilities and Stockholders’ Equity
Trade payables	$2,550	$2,403
Accrued liabilities	872	894
Income taxes payable	41	38
Debt payable within one year (Note 7)	522	508

Total current liabilities	3,985	3,843
Long-term debt (Note 7)	1,513	1,513
Postretirement benefits other than pensions	669	639
Postretirement benefits payable to Ford	2,181	2,135
Deferred income taxes	289	296
Other liabilities	1,468	1,476

Total liabilities	10,105	9,902
Stockholders’ equity
Capital stock
Preferred Stock, par value $1.00, 50 million shares authorized, none outstanding	—	—
Common Stock, par value $1.00, 500 million shares authorized, 131 million shares issued, 129 million and 130 million shares outstanding, respectively	131	131
Capital in excess of par value of stock	3,393	3,380
Accumulated other comprehensive (loss) income (Note 12)	(41)	5
Other	(35)	(26)
Accumulated deficit	(3,271)	(3,083)

Total stockholders’ equity	177	407

Total liabilities and stockholders’ equity	$10,282	$10,309

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended March 31, 2005 and 2004
(in millions)

	First Quarter
	2005	2004
	(unaudited)
Cash and cash equivalents at January 1	$752	$953
Cash flows from operating activities
Net (loss) income	(188)	20
Depreciation and amortization	176	166
Earnings of affiliated companies less than (in excess of) dividends remitted	3	(8)
Sale of receivables	74	28
Changes in assets and liabilities:
Increase in accounts receivable and other assets	(94)	(397)
Increase in inventories	(57)	(60)
Increase in accounts payable, accrued and other liabilities	171	296
Increase in postretirement benefits other than pensions	80	58
Income taxes deferred and payable, net	(2)	(9)
Other	15	9

Net cash provided by operating activities	178	103

Cash flows from investing activities
Capital expenditures (Note 7)	(127)	(196)
Acquisitions and investments in joint ventures	(9)	—
Sales and maturities of securities	—	3
Other, including proceeds from asset disposals	19	—

Net cash used in investing activities	(117)	(193)

Cash flows from financing activities
Commercial paper repayments, net	—	(54)
Other short-term debt, net	21	(19)
Proceeds from issuance of other debt, net of issuance costs	12	474
Principal payments on other debt	(13)	(12)
Treasury stock activity	(1)	(11)
Cash dividends	—	(8)
Other, including book overdrafts	(16)	(42)

Net cash provided by financing activities	3	328

Effect of exchange rate changes on cash	(7)	(4)

Net increase in cash and cash equivalents	57	234

Cash and cash equivalents at March 31	$809	$1,187

The accompanying notes are part of the financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS
(unaudited)

NOTE 1. Financial Statements

     The financial data presented herein are unaudited, but in the opinion of management reflect those adjustments, including normal recurring adjustments, necessary for a fair statement of such information. Results for interim periods should not be considered indicative of results for a full year. Reference should be made to the consolidated financial statements and accompanying notes included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 16, 2005.

     Visteon Corporation (“Visteon”) is a leading, global supplier of automotive systems, modules and components. Visteon sells products primarily to global vehicle manufacturers, and also sells to the worldwide aftermarket for replacement and vehicle appearance enhancement parts. Visteon became an independent company when Ford Motor Company (“Ford”) established Visteon as a wholly-owned subsidiary in January 2000 and subsequently transferred to Visteon the assets and liabilities comprising Ford’s automotive components and systems business. Ford completed its spin-off of Visteon on June 28, 2000 (the “spin-off”). Prior to incorporation, Visteon operated as Ford’s automotive components and systems business.

NOTE 2. Selected Costs, Income and Other Information

Depreciation and Amortization

     Depreciation and amortization expenses are summarized as follows:

	First Quarter
	2005	2004
	(in millions)
Depreciation	$150	$140
Amortization	26	26

Total	$176	$166

Investments in Affiliates

     The following table presents summarized financial data for those affiliates accounted for under the equity method, and includes YanFeng Visteon Automotive Trim Systems Co., Ltd., in which Visteon has a 50% ownership interest. The amounts represent 100% of the results of operations of these affiliates. Visteon reports its share of their net income in the line “Equity in net income of affiliated companies” on the Consolidated Statement of Income.

	First Quarter
	2005	2004
	(in millions)
Net sales	$341	$334
Gross profit	48	61
Net income	12	21

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS – (Continued)
(unaudited)

NOTE 2. Selected Costs, Income and Other Information — (Continued)

Accounts Receivable

     The allowance for doubtful accounts was $47 million at March 31, 2005 and $44 million at December 31, 2004. Allowance for doubtful accounts is determined considering factors such as length of time accounts are past due, historical experience of write-offs, and our customers’ financial condition. Accounts receivable are written-off when they are deemed uncollectible.

Income Taxes

     Visteon’s provision for income taxes in interim periods is computed by applying an estimated annual effective tax rate against income (loss) before income taxes, excluding related equity in net income of affiliated companies, for the period. Effective tax rates vary from period to period as separate calculations are performed for those countries where Visteon’s operations are profitable and whose results continue to be tax-effected and for those countries where full deferred tax valuation allowances exist and are maintained.

     Visteon recorded a provision of $20 million for the first quarter of 2005, compared with $14 million for the first quarter of 2004. The first quarter of 2005 tax expense is higher than the comparable prior year period due to the inability to record a tax benefit for pre-tax losses incurred in the U.S. and certain foreign countries, including Germany, where full valuation allowances against our deferred tax assets have been maintained since the third quarter of 2004. The first quarter of 2005 provision reflects primarily income tax expense related to those countries that are profitable and whose results continue to be tax-effected, as well as withholding taxes on royalties and unremitted foreign earnings. In addition, the provision for the first quarter of 2005 includes a benefit of $3 million related to the favorable resolution of tax matters in Mexico and a benefit of $7 million related to a reduction in accrued withholding taxes on unremitted earnings in Hungary resulting from a reduction in the statutory withholding tax rate on dividends.

     Included in the provision for income taxes for the first quarter of 2004 was a benefit of $4 million related to a reduction in income tax reserves as a result of the conclusion of an income tax audit in Canada.

     The need to maintain valuation allowances against deferred tax assets in the U.S. and other affected countries will continue to cause variability in the quarterly and annual effective tax rates. Full valuation allowances against deferred tax assets in the U.S. and applicable foreign countries, which include the U.K. and Germany, will be maintained until sufficient positive evidence exists to reduce or eliminate them.

Other Costs

     Costs of sales for the first quarter of 2005 include $13 million of adjustments to correct previously established accruals for freight costs primarily related to U.S. inventory purchases.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS– (Continued)
(unaudited)

NOTE 3. Stock-Based Awards

     In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised 2004) (“SFAS 123(R)”), “Share-Based Payments.” This revised statement requires the fair-value based method to be used and eliminates the alternative use of the intrinsic value method. SFAS 123(R) is required to be adopted as of the beginning of the first annual period that begins after June 15, 2005. Visteon does not expect the requirements of SFAS 123(R) to have a material effect on its results of operations, as starting January 1, 2003, Visteon began expensing the fair value of stock-based awards granted to employees pursuant to Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock-Based Compensation.” SFAS 123 was adopted on a prospective method basis for stock-based awards granted, modified or settled after December 31, 2002. For stock options and restricted stock awards granted prior to January 1, 2003, Visteon measures compensation cost using the intrinsic value method. If compensation cost for all stock-based awards had been determined based on the estimated fair value of stock options and the fair value set at the date of grant for restricted stock awards, in accordance with the provisions of SFAS 123, Visteon’s reported net (loss) income and (loss) income per share would have changed to the pro forma amounts indicated below:

	First Quarter
	2005	2004
	(in millions, except
	per share amounts)
Net (loss) income, as reported	$(188)	$20
Add: Stock-based employee compensation expense included in reported net (loss) income, net of related tax effects	3	2
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(4)	(4)

Pro forma net (loss) income	$(189)	$18

Basic and diluted (loss) income per share:
As reported	$(1.49)	$0.16
Pro forma	$(1.50)	$0.14

     During the first quarter of 2005, Visteon granted under the Visteon Corporation 2004 Incentive Plan and the Visteon Corporation Employees Equity Incentive Plan about 4.3 million stock appreciation rights (“SARs”), 2.7 million restricted stock units (“RSUs”), and 2.0 million stock options. Stock options and stock appreciation rights granted have an exercise price equal to the average of the highest and lowest prices at which Visteon common stock was traded on the New York Stock Exchange on the date of grant, expire five years after the date on which they were granted and become exercisable one-third after one year from the date of grant, an additional one-third after two years and in full after three years. SARs granted entitle the participant to receive a cash amount equal to the appreciation in the underlying share of common stock, which is equal to the difference in fair market value of Visteon common stock on the date the SAR is granted and the fair market value of Visteon common stock on the date the SAR is exercised. RSUs granted consist of units valued based upon the fair market value of Visteon common stock and are settled in cash upon vesting after a designated period of time, which is generally three years.

     In addition, treasury stock increased $12 million during the first quarter of 2005 primarily from the forfeiture of about 700,000 shares of restricted stock awards, originally granted in 2002, that did not vest as certain performance goals were not achieved.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS – (Continued)
(unaudited)

NOTE 4. Special Charges

     First Quarter 2005 Actions - During the first quarter of 2005, Visteon recorded pre-tax special charges of $7 million in costs of sales ($7 million after-tax) related to a continuation of an incentive program offered during the fourth quarter of 2004 to eligible U.S. salaried employees to voluntarily separate employment. Through March 31, 2005, 409 employees have voluntarily elected to separate employment under this program, comprised of 374 during the fourth quarter of 2004 and 35 employees during the first quarter of 2005. Of this group of employees, 388 have terminated employment as of March 31, 2005, with the remainder expected to terminate employment at various times throughout the year.

     First Quarter 2004 Actions — During the first quarter of 2004, Visteon recorded pre-tax charges of $14 million in costs of sales ($10 million after-tax) which includes $9 million for the separation of about 50 hourly employees located at Visteon’s plants in Europe through a continuation of a special voluntary retirement and separation program started in 2002, and $5 million related to the involuntary separation of about 200 employees as a result of the planned closure of our La Verpilliere, France manufacturing facility. The closure of the La Verpilliere facility and the related involuntary employee separations were substantially completed during 2004.

     Reserve Activity - Reserve balances, excluding those related to seating operations, of $41 million and $55 million at March 31, 2005 and December 31, 2004, respectively, are included in current accrued liabilities on the accompanying balance sheets.

	Automotive	Glass	Total
	Operations	Operations	Visteon
	(in millions)
December 31, 2004 reserve balance	$52	$3	$55
First quarter 2005 expense	7	—	7
Utilization	(21)	—	(21)

March 31, 2005 reserve balance	$38	$3	$41

     Utilization in the first quarter of 2005 includes $11 million of cash payments and $3 million incurred related to special pension and other postretirement benefits related to the U.S. salaried voluntary separations program; and $7 million of cash payments related to other actions. Reserves related to the U.S. salaried voluntary separation program were $27 million and $34 million at March 31, 2005 and December 31, 2004, respectively.

     In addition, during the first quarter of 2005, Visteon paid Ford about $9 million of previously accrued amounts related to an agreement entered into in 2003 to reimburse Ford for the actual net costs of transferring seating production, including costs related to Ford hourly employee voluntary retirement and separation programs that Ford implemented.

     We continue to assess the recoverability of our long-lived assets in light of the challenging environment in which we operate and as part of our business planning process. If conditions, including the results of any discussions with Ford, indicate that any of these assets are impaired, impairment charges will be required, although we cannot predict the timing or range of amounts, if any, which may result. Visteon considers projected future undiscounted cash flows, trends and other circumstances in making such estimates and evaluations. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such factors as future automotive production volumes (primarily for Ford), selling price changes, labor cost changes, material cost changes, productivity and other cost savings and capital expenditures could significantly affect our evaluations.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS – (Continued)
(unaudited)

NOTE 5. Employee Retirement Benefits

     Visteon’s retirement plans’ expense for the first quarter of 2005 and 2004 are summarized as follows:

	Retirement Plans				Health Care and Life
	U.S. Plans		Non-U.S. Plans		Insurance Benefits
	2005	2004	2005	2004	2005	2004
	(in millions)
First Quarter
Service cost	$15	$14	$9	$9	$12	$11
Interest cost	18	17	16	17	17	16
Expected return on plan assets	(17)	(16)	(15)	(15)	—	—
Amortization of:
Plan amendments	2	2	2	3	(1)	—
(Gains) losses and other	2	1	2	—	7	6
Special termination benefits	—	—	—	3	—	—

Net pension/postretirement expense related to Visteon sponsored plans	20	18	14	17	35	33
Expense for Visteon-assigned Ford-UAW and certain salaried employees	30	31	—	—	55	37

Net pension/postretirement expense	$50	$49	$14	$17	$90	$70

     During the first quarter of 2005, contributions to Visteon U.S. retirement plans and postretirement health care and life insurance plans were $7 million and $4 million, respectively, and contributions to non-U.S. retirement plans were $19 million. Visteon presently anticipates additional contributions to its U.S. retirement plans and postretirement health care and life insurance plans of $38 million and $37 million, respectively in 2005 for a total of $45 million and $41 million, respectively. Visteon also anticipates additional 2005 contributions to non-U.S. retirement plans of $26 million for a total of $45 million. These are expected contributions and may be revised later in 2005.

     The Medicare Drug Improvement and Modernization Act of 2003 was signed into law on December 8, 2003. This legislation provides for a federal subsidy beginning in 2006 to sponsors of retiree healthcare benefit plans that provide a benefit at least actuarially equivalent to the benefit established by the law. Visteon’s plans generally provide retiree drug benefits that exceed the value of the benefit that will be provided by Medicare Part D, and we have concluded that our plans are actuarially equivalent based on the standard presented in the Medicare Modernization Act Final Rule published in January 2005 and further clarifying guidelines published by the Centers for Medicare and Medicaid Services in April 2005. This subsidy reduced the benefit obligation for Visteon plans by $87 million as of March 31, 2004, and will be recognized through reduced retiree health care expense over the related employee future service lives.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS – (Continued)
(unaudited)

NOTE 6. Asset Securitization

United States

     During 2004, Visteon established a revolving accounts receivable securitization facility in the United States (“facility agreement”). Under this facility agreement, Visteon can sell a portion of its U.S. trade receivables from customers other than Ford to Visteon Receivables LLC (“VRL”), a wholly-owned consolidated special purpose entity. VRL may then sell, on a non-recourse basis (subject to certain limited exceptions), an undivided interest in the receivables to an asset-backed, multi-seller commercial paper conduit, which is unrelated to Visteon or VRL. As of March 31, 2005, the amount of undivided interest that VRL could sell to the conduit was about $82 million. During the first quarter of 2005, gross proceeds from new securitizations were $120 million; and collections and repayments to the conduit were $110 million, resulting in net proceeds of $10 million and an increase in the undivided interest sold to $65 million at March 31, 2005. The retained interest of $220 million and $178 million at March 31, 2005 and December 31, 2004, respectively, is included in Accounts receivable – other customers on the Consolidated Balance Sheet. The loss on sale of receivables was less than $1 million and the loss on customer delinquencies was about $2 million for the first quarter of 2005. The facility was extended during the first quarter of 2005 to expire in March 2006, and can be extended annually through March 2008 based upon the mutual agreement of the parties. Additionally, the agreement contains financial covenants similar to our unsecured revolving credit facilities, and a mechanism which considers changes in Visteon’s credit ratings in determining the maximum amount of undivided interests that VRL could sell to the conduit. In April 2005, Visteon’s credit ratings were lowered, which will reduce the maximum amount of undivided interests that VRL could sell to the conduit under the present agreement.

Europe

     As of March 31, 2005 and December 31, 2004, Visteon has sold euro 70 million ($90 million) and euro 19 million ($26 million), respectively, of trade receivables without recourse, under European sale of receivables agreements that are renewable on an annual basis with certain banks. These agreements currently provide for the sale of up to euro 80 million in trade receivables.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS – (Continued)
(unaudited)

NOTE 7. Debt

     Debt, including the fair market value of related interest rate swaps, was as follows:

	March 31,	December 31,
	2005	2004
	(in millions)
Debt payable within one year
Revolving credit facility – 364-day	$80	$—
Other – short-term	158	221
7.95% notes due August 1, 2005	252	253
Current portion of long-term debt	32	34

Total debt payable within one year	522	508

Long-term debt
8.25% notes due August 1, 2010	703	707
7.00% notes due March 10, 2014	442	446
Term loan due June 25, 2007	234	223
Other	134	137

Total long-term debt	1,513	1,513

Total debt	$2,035	$2,021

     Visteon has financing arrangements with a syndicate of third-party lenders that provide contractually committed, unsecured revolving credit facilities (the “credit facilities”). Our 364-day revolving credit facility, in the amount of $565 million expires in June 2005. In addition to our 364-day revolving facility, Visteon continues to have a revolving credit facility in the amount of $775 million that expires in June 2007. The credit facilities also provide for a delayed draw term loan in the amount of $250 million, expiring in June 2007, which was used primarily to finance new construction for facilities consolidation in Southeast Michigan. Borrowings under the credit facilities bear interest based on a variable rate interest option selected at the time of borrowing. The credit facilities contain certain affirmative and negative covenants including a covenant not to exceed a certain leverage ratio of consolidated EBITDA (as defined in the agreement) of 3.5 to 1.

     Visteon has maintained a trade payables program through General Electric Capital Corporation (“GECC”) that provides financial flexibility to Visteon and its suppliers. When a supplier participates in the program, GECC pays the supplier the amount due from Visteon in advance of the original due date. In exchange for the earlier payment, our suppliers accept a discounted payment. Visteon pays GECC the full amount. Approximately $22 million and $69 million was outstanding to GECC under this program at March 31, 2005 and December 31, 2004, respectively, which is included in our reported debt balance, and supported by a standby letter of credit. Although this agreement with GECC is scheduled to expire in December 2005, Visteon has notified participating suppliers of its intention to exit the program beginning in March 2005.

     Non-cash investing and financing activities are excluded from the accompanying Consolidated Statement of Cash Flows. For the first quarter of 2005, non-cash transactions include $9 million in capital lease agreements entered into during the period.

     During the first quarter of 2005, Visteon terminated interest rate swaps with a notional amount of $200 million related to the 8.25% notes due August 1, 2010 and received $7 million in cash. The fair value of the interest rate swaps at termination will be deferred as part of the underlying debt balance and amortized as a reduction in interest expense over the remaining term of the debt.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS – (Continued)
(unaudited)

NOTE 8. Income (Loss) Per Share of Common Stock

     Basic income (loss) per share of common stock is calculated by dividing reported net income (loss) by the average number of shares of common stock outstanding during the applicable period, adjusted for restricted stock. The calculation of diluted income (loss) per share takes into account the effect of dilutive potential common stock, such as stock options, and contingently returnable shares, such as restricted stock.

	First Quarter
	2005	2004
	(in millions, except
	per share amounts)
Numerator:
Net (loss) income	$(188)	$20

Denominator:
Average common stock outstanding	128.7	129.9
Less: Average restricted stock outstanding	(3.1)	(4.6)

Basic shares	125.6	125.3
Net dilutive effect of restricted stock and stock options	—	3.2

Diluted shares	125.6	128.5

(Loss) Income per share:
Basic and diluted	$(1.49)	$0.16

     For the first quarter of 2005, potential common stock of about 2,718,000 shares are excluded from the calculation of diluted (loss) per share because the effect of including them would have been antidilutive due to the losses incurred during the period. In addition, options to purchase about 8,686,000 shares of common stock at exercise prices ranging from about $7.50 per share to $22 per share, and which expire at various dates between 2009 and 2012, were outstanding during the first quarter of 2005 but were not included in the computation of diluted (loss) per share because the options’ exercise price was greater than the average market price of the common shares.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS – (Continued)
(unaudited)

NOTE 9. Arrangements with Ford and its Affiliates

     On March 10, 2005, Visteon and Ford entered into a funding agreement, effective as of March 1, 2005, under which Ford has agreed (a) to accelerate the payment on or prior to March 31, 2005 of not less than $120 million of payables that were not required to be paid to Visteon until after March 31, 2005; (b) to accelerate the payment terms for certain payables to Visteon arising on or after April 1, 2005 from an average of 33 days after the date of sale to an average of 26 days; (c) to reduce the amount of wages, as defined, by 23.75% that Visteon is currently obligated to reimburse Ford with respect to Visteon-assigned Ford-UAW hourly employees that work at Visteon facilities, beginning with the pay period commencing February 21, 2005 (approximately $25 million per month at current staffing levels); and (d) to release Visteon from its obligation to reimburse Ford for Ford profit sharing payments with respect to Visteon-assigned Ford-UAW hourly employees that accrue in 2005. Under the funding agreement, Visteon has agreed to (a) continue to provide an uninterrupted supply of components to Ford in accordance with applicable purchase orders and to continue to comply with its other contractual agreements with Ford and the UAW, including continuing to use its best efforts to quote competitive prices for new business to be produced for Ford at certain of Visteon’s plants located in North America; (b) not to request reimbursement from Ford for any material cost surcharges for any component that is produced for Ford at certain of Visteon’s plants located in North America, and (c) that, except with respect to sales of inventory or the disposal of obsolete equipment in the ordinary course of business, Visteon will not sell, close or otherwise dispose of any of the assets at certain of Visteon’s plants located in North America, without Ford’s consent. During the first quarter of 2005, costs of sales were reduced by about $43 million as a result of the funding agreement’s impact on labor costs for Visteon-assigned Ford-UAW hourly employees, comprised of $31 million in reduced charges from Ford, a one-time reduction of $17 million in previously established vacation accruals; offset partially by $5 million from reduced inventory valuations. Cash flows provided by operating activities for the first quarter of 2005 were favorably impacted from the reduced wage reimbursements to Ford and by about $120 million from the accelerated payments from Ford under the funding agreement.

     Also on March 10, 2005, Ford and Visteon entered into a master equipment bailment agreement, effective as of January 1, 2005, pursuant to which Ford has agreed to pay third-party suppliers for certain machinery, equipment, tooling and fixtures and related assets, which may be acquired during the term of the agreement to be held by Visteon, which are primarily used to produce components for Ford at some of Visteon’s plants located in North America. The agreement covers (a) certain capital expenditure project commitments made by Visteon before January 1, 2005, where less than one-half of the full amount of the project cost was paid by Visteon as of January 1, 2005; and (b) capital expenditures for equipment where the expenditure has not yet been committed by Visteon and which is subsequently approved by Ford. To the extent approved capital expenditures are related to the modification of existing equipment, title of the modified equipment would transfer to Ford. During the first quarter of 2005, Visteon recognized a charge in costs of sales of about $17 million related to capitalized costs of $27 million for projects that were less than one-half complete which will be transferred to Ford. The loss represents costs incurred and capitalized by Visteon at December 31, 2004 associated with these projects. Cash proceeds of $10 million from these sales are expected to be received in the second quarter of 2005.

     Either Ford or Visteon may terminate the funding agreement or the master bailment agreement at anytime on or after January 1, 2006 upon 10 business days’ notice or upon the occurrence of certain customary events of default, including the uncured default in the performance by a party of its obligations under the agreement or under certain other agreements between the parties.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS – (Continued)
(unaudited)

NOTE 10. Product Warranty

     A reconciliation of changes in the product warranty liability is summarized as follows:

	First Quarter
	2005	2004
	(in millions)
Beginning balance	$41	$22
Accruals for products shipped	12	7
Accruals for pre-existing warranties (including changes in estimates)	8	9
Settlements	(8)	(8)

Ending balance	$53	$30

NOTE 11. Inventories

     Financial statement amounts have been restated to reflect Visteon’s change in the method of determining the cost of production inventory for U.S. locations from the last-in, first-out (“LIFO”) method to the first-in, first-out (“FIFO”) method during the fourth quarter of 2004. This change had no significant impact on the results of operations for the first quarter of 2004. Inventories are summarized as follows:

	March 31,	December 31,
	2005	2004
	(in millions)
Raw materials, work-in-process and supplies	$649	$621
Finished products	290	268

Total inventories	$939	$889

     In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151 (“SFAS 151”), “Inventory Costs – an amendment of ARB No. 43, Chapter 4.” This statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage), and is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Visteon has not determined the effect the adoption of SFAS 151 will have on either its results of operations or financial position.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS – (Continued)
(unaudited)

NOTE 12. Comprehensive Income (Loss)

     Comprehensive loss is summarized as follows:

	First Quarter
	2005	2004
	(in millions)
Net (loss) income	$(188)	$20
Change in foreign currency translation adjustments	(48)	(28)
Other	2	2

Total comprehensive loss	$(234)	$(6)

     Accumulated other comprehensive (loss) income is comprised of the following:

	March 31,	December 31,
	2005	2004
	(in millions)
Foreign currency translation adjustments, net of tax	$151	$199
Realized and unrealized gains on derivatives, net of tax	18	16
Minimum pension liability, net of tax	(210)	(210)

Total accumulated other comprehensive (loss) income	$(41)	$5

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS – (Continued)
(unaudited)

NOTE 13. Segment Information

     Visteon’s reportable operating segments are Automotive Operations and Glass Operations. Financial information for the reportable operating segments is summarized as follows:

	Automotive	Glass	Total
	Operations	Operations	Visteon
	(in millions)
First Quarter
2005:
Sales	$4,849	$138	$4,987
(Loss) before taxes and minority interests	(150)	(10)	(160)
Net (loss)	(178)	(10)	(188)
Special charges:
Before taxes	(7)	—	(7)
After taxes	(7)	—	(7)

2004:
Sales	$4,833	$139	$4,972
Income before taxes and minority interests	34	9	43
Net income	14	6	20
Special charges:
Before taxes	(14)	—	(14)
After taxes	(10)	—	(10)

NOTE 14. Litigation and Claims

Securities and Related Matters

     In February 2005, a shareholder lawsuit was filed in the U.S. District Court for the Eastern District of Michigan against Visteon and certain current and former officers of the company. The lawsuit alleges, among other things, that Visteon made misleading statements of material fact or omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The named individual plaintiff seeks to represent a class consisting of purchasers of Visteon’s securities during the period between January 23, 2004 and January 31, 2005. Class action status has not yet been certified in this litigation.

     In March 2005, a number of current and former directors and officers were named as defendants in two shareholder derivative suits pending in the State of Michigan Circuit Court for the County of Wayne. As is customary in derivative suits, Visteon has been named as a defendant in these actions. As a nominal defendant, Visteon is not liable for any damages in these suits nor is any specific relief sought against Visteon. The complaints allege that, among other things, the individual defendants breached their fiduciary duties of good faith and loyalty and aided and abetted such breaches during the period between January 23, 2004 and January 31, 2005 in connection with Visteon’s conduct concerning, among other things, the matters alleged in the securities class action discussed immediately above.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS – (Continued)
(unaudited)

NOTE 14. Litigation and Claims – (Continued)

     In March 2005, Visteon and a number of current and former employees, officers and directors were named as defendants in a class action lawsuit brought under ERISA in the U.S. District Court for the Eastern District of Michigan. The complaint was brought on behalf of a named plaintiff and a putative class consisting of all participants or beneficiaries of the Visteon Investment Plan (and the Visteon Savings Plan for Hourly Employees, together the “Plans”) whose accounts included Visteon stock at any time between September 18, 2001 and the present. The named defendants are Visteon, the Organization and Compensation Committee of the Board of Directors (the “Compensation Committee”), seven individual current and past directors that serve, or have served, on the Compensation Committee, the Visteon Investment Plan Administrative Committee, two individual employees of Visteon who presently serve on the Administrative Committee, the chairman and former chief executive officer, the president and chief executive officer, as well as unknown and unidentified fiduciaries of the Plans. The complaint generally alleges that the defendants breached their fiduciary duties under ERISA during the class period by, among other things, continuing to offer Visteon stock as an investment alternative under the Plans, failing to disclose complete and accurate information regarding the prudence of investing in Visteon stock, failing to monitor the actions of certain of the defendants, and failing to avoid conflicts of interest or promptly resolve them. These ERISA claims are predicated upon factual allegations similar to those raised in the derivative and securities class actions described immediately above. Class action status has not yet been certified in this litigation.

     Visteon and its current and former directors and officers intend to contest the foregoing lawsuits vigorously. However, it is not possible at this time reasonably to assess the final outcome of each of the foregoing lawsuits or reasonably to estimate the possible loss or range of loss with respect to each such lawsuit. In the event of an unfavorable resolution of any of these matters, Visteon’s earnings and cash flows in one or more periods could be materially affected.

Other Matters

     Various other legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against Visteon, including those arising out of alleged defects in Visteon’s products; governmental regulations relating to safety; employment-related matters; customer, supplier and other contractual relationships; intellectual property rights; product warranties; product recalls; and environmental matters. Some of the foregoing matters may involve compensatory, punitive or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures.

     Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. Reserves have been established by Visteon for matters discussed in the immediately foregoing paragraph where losses are deemed probable and reasonably estimable. It is reasonably possible, however, that some of the matters discussed in the foregoing paragraph for which reserves have not been established could be decided unfavorably to Visteon and could require Visteon to pay damages or make other expenditures in amounts, or a range of amounts, that cannot be estimated at March 31, 2005. Visteon does not reasonably expect, except as otherwise described herein, based on its analysis, that any adverse outcome from such matters would have a material effect on our financial condition, results of operations or cash flows, although such an outcome is possible.